EXHIBIT 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                    COMPLETES SHAREHOLDER RIGHTS OFFERING

 FORT WORTH, TEXAS (June 7, 2005) - Hallmark Financial Services, Inc. today announced the completion of its shareholder rights offering. Shareholders exercised subscription rights to purchase all 50.0 million shares offered at the subscription price of $0.90 per share, resulting in gross offering proceeds to the Company of $45.0 million. Shareholders exercised basic subscriptions for approximately 36.8 million shares and over-subscriptions for the remaining approximately 13.2 million shares. Approximately $3.8 million in additional funds attributable to excess over-subscriptions will be returned to the subscribing shareholders by the subscription agent. The Company's transfer agent is in the process of preparing and transmitting stock certificates representing the shares issued in the rights offering.

 "The successful completion of this aspect of our strategic plan has significantly increased the capitalization and underwriting capacity of our Company," stated Mark E. Schwarz, Hallmark's President and Chief Executive Officer. "Hallmark is continuing to pursue the regulatory process necessary to consolidate the underwriting of all of its non-standard automobile insurance into one insurance subsidiary and to convert its other personal lines insurance subsidiary to a commercial lines insurance carrier," Mr. Schwarz continued.

 Mark J. Morrison, Hallmark's Chief Operating Officer and Chief Financial Officer, stated, "The $45.0 million in new equity capital raised in the rights offering, together with $30.0 million in proceeds from new debt presently being negotiated, will be used as working capital for the Company's business and general corporate purposes. The Company believes that the infusion of this additional working capital and realignment of its insurance operations will allow it to write and retain additional personal lines business, permit it to directly write commercial lines business presently being sold as agent for a third party insurer, and enable both insurance subsidiaries to achieve more favorable financial strength ratings from our rating agencies."

 Hallmark Financial Services, Inc. engages primarily in the sale of property and casualty insurance products. The Company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas, and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's registration statement and periodic reports filed with the Securities and Exchange Commission.

                   For further information, please contact:
                               Mark J. Morrison
              Chief Operating Officer & Chief Financial Officer
                                 817.348.1600
                             www.hallmarkgrp.com